Exhibit 10.8
COOPER US, INC.
BASE SALARY DEFERRAL PLAN

COOPER US, INC.
BASE SALARY DEFERRAL PLAN
TABLE OF CONTENTS

Section	Page
ARTICLE I
DEFINITIONS

1.1 Definitions	2
1.2 Construction	4

ARTICLE II
ELIGIBILITY FOR PLAN PARTICIPATION

2.1 Participation by Eligible Employees	5
2.2 Election Forms	5

ARTICLE III
ACCOUNTS AND DEEMED INTEREST

3.1 Establishment and Crediting of Accounts	6
3.2 Adjustment of Accounts	6

ARTICLE IV
DISTRIBUTION

4.1 Distributions	7
4.2 Post-Separation from Service Payment Options	7
4.3 In-Service Payment Options	8
4.4 Alternative Payment Forms	8
4.5 No Acceleration	8
4.6 Special Transition Elections	9
4.7 Section 409A Violation	9
4.8 Payment Upon Change in Control	9
4.9 Payment Upon Disability	9
4.10 Rules	9

ARTICLE V
BENEFICIARIES	11

ARTICLE VI
ADMINISTRATIVE PROVISIONS

6.1 Administration	12
6.2 Powers and Authorities of the Plan Administrator	12
6.3 Claims Review	12

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COOPER US, INC.
BASE SALARY DEFERRAL PLAN
     WHEREAS, Cooper US, Inc. (the “Company”) desires to establish, effective January 1, 2007, the Cooper US, Inc. Base Salary Deferral Plan (the “Plan”) to permit a select group of management employees and highly compensated employees of the Company and its affiliates to defer a portion of their compensation; and
     WHEREAS, the Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed consistently with such intent;
     NOW, THEREFORE, effective January 1, 2007, the Plan is hereby established as hereinafter set forth.

ARTICLE I
DEFINITIONS
     1.1 Definitions. As used herein, the following words shall have the meanings hereinafter set forth unless otherwise specifically provided.
     (1) The term “Affiliate” shall mean any member of a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Company is a member and any member of a group of trades or business under common control (as determined under Section 414(c) of the Code) with the Company; any member of an affiliated service group (as determined under Section 414(m) of the Code) of which the Company is a member; and any other entity which is required to be aggregated with the Company pursuant to the provisions of Section 414(o) of the Code.
     (2) The term “Base Salary” shall mean the annual base cash compensation relating to services performed during any Plan Year by a Participant and designated as “salary” by the Employer. Base Salary shall be calculated before any reduction for compensation voluntarily deferred or contributed by or on behalf of a Participant under all qualified and nonqualified plans of the Employer and shall include amounts not included in a Participant’s gross income due to deferrals to plans of the Employer pursuant to provisions of Sections 125, 129, 132(f), 402(e)(3), or 402(h) of the Code.
     (3) The term “Beneficiary” shall mean the person or persons who, in accordance with the provisions of Article V, is entitled to distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.
     (4) The term “Change in Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A.
     (5) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
     (6) The term “Company” shall mean Cooper US, Inc., its corporate successors, and the surviving corporation resulting from any merger of Cooper US, Inc. with any other corporation or corporations.

     (7) The term “Deferral” shall mean that portion of the Base Salary of a Participant for each Plan Year that such Participant elects to defer pursuant to the terms of the Plan.
     (8) The term “Deferral Account” shall mean the bookkeeping account established under the Plan in the name of each Participant to reflect the Deferrals of such Participant.
     (9) The term “Disability” shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a welfare benefit plan covering employees of the Employer.
     (10) The term “Election Form” shall mean the form which may be electronic, telephonic or hard copy and on which a Participant elects to defer a portion of his Base Salary under the Plan as provided in Section 2.1 and to receive distribution thereof pursuant to the provisions of Article IV.
     (11) The term “Eligible Employee” shall mean any highly compensated or select management employee of the Company or an Affiliate who is designated by the Plans Administration Committee to participate in the Plan with respect to a particular Fiscal Year.
     (12) The term “Employer” shall mean the Company as well as any Affiliates of the Company that is designated as a participating employer under the Plan by the Plans Administration Committee.
     (13) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a section of ERISA shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
     (14) The term “Participant” shall mean an Eligible Employee who elects to defer a portion of his Base Salary under the Plan pursuant to the provisions of Article II.
     (15) The term “Plan” shall mean the Cooper US, Inc. Base Salary Deferral Plan with all amendments, supplements, and modifications hereafter made.
     (16) The term “Plan Administrator” shall mean the Company.
     (17) The term “Plan Year” shall mean the calendar year.

     (18) The term “Section 409A” shall mean Section 409A of the Code, and the regulations and rulings promulgated thereunder.
     (19) The term “Separation from Service” shall mean the termination of employment of a Participant with the Company and all Affiliates for any reason other than death; provided, however, that a Company-approved leave of absence shall not be considered a termination of employment if the leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided either by statute or by contract. Notwithstanding the foregoing, whether or not a Participant has incurred a Separation from Service shall be determined in accordance with Section 409A.
     (20) The term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Company’s Specified Employee identification policy, if any.
     1.2 Construction. Where necessary or appropriate to the meaning herein, the singular shall be deemed to include the plural and the masculine pronoun to include the feminine.

ARTICLE II
ELIGIBILITY FOR PLAN PARTICIPATION
     2.1 Participation by Eligible Employees. Each Eligible Employee may elect to become a Participant in the Plan and to defer a percentage of his Base Salary, in integral increments of 1% to 50%, by filing with the Company or its designee a completed Election Form prior to the beginning of the Plan Year during which the Eligible Employee performs the services for which such Base Salary is to be earned.
     2.2 Election Forms. Each Election Form is irrevocable as of the first day of the Plan Year in which such Base Salary is to be earned and a new Election Form must be filed by a Participant with respect to each Plan Year.

ARTICLE III
ACCOUNTS AND DEEMED INTEREST
     3.1 Establishment and Crediting of Accounts. Each Participant shall have a bookkeeping Deferral Account established in his name that will reflect the Deferrals of the Participant and interest credited thereon pursuant to Section 3.2.
     3.2 Adjustment of Accounts. Each Deferral Account shall be deemed to earn, and shall be credited daily with, a rate of interest equal to the average prime rate published by JPMorgan chase Bank for the immediately prior calendar quarter.

ARTICLE IV
DISTRIBUTION
     4.1 Distributions. Subject to the provisions of Section 4.2, 4.3, 4.5, 4.6, 4.7, and 4.8, on and after January 1, 2007, the Deferral Accounts of a Participant shall be distributed to a Participant or his Beneficiary in the form and time set forth on the Election Form filed with the Company or its designee by the Participant in accordance with procedures established by the Plan Administrator. The elections made on an Election Form shall continue in effect for future Plan Years unless subsequent elections pursuant to the provisions of Section 4.4 are made and become effective. Notwithstanding the foregoing provisions of this Section 4.1, in the event any Participant fails to file an Election Form indicating the time and form of the distribution of his Deferral Account, his Deferral Account shall be distributed in a lump sum payment on the first payroll date of the seventh month following his Separation from Service; provided, however, that such distribution provisions shall be subject to the provisions of Section 4.5.
     4.2 Post-Separation from Service Payment Options. Except as otherwise provided in this Article IV and subject to the provisions of Section 8.7, the Deferral Account of a Participant shall be paid to such Participant on account of Separation from Service under one of the following options elected by the Participant:
(a)	Single Sum Option — Payment in a single sum as of the first day of the calendar year quarter immediately after the Participant’s Commencement Date.

(b)	Installment Option — Payment in annual installments as of the first day of the calendar year quarter immediately after the Participant’s Commencement Date over a period of 3, 5, 7, or 10 years as specified by the Participant on his Election Form. To the extent permitted by Section 409A, installment payments shall be treated as a single payment.
For purposes hereof, a Participant’s Commencement Date shall be the .5, 3, 5, or 10 year anniversary of the Participant’s Separation from Service as indicated on the Participant’s

Election Form. Notwithstanding the foregoing, subject to the requirements of Section 409A, if the balance of a Participant’s Deferral Account on his Separation from Service is less than $25,000, such amount shall be paid to him in a single sum payment (in lieu of any other payment method that he may have elected) on the first day of the calendar year quarter immediately following the six-month anniversary of such Participant’s Separation from Service.
     4.3 In-Service Payment Options. Except as otherwise provided in this Article IV and subject to the provisions of Section 8.7, any Deferral, or portion thereof, for a Plan Year that is credited to the Deferral Account of a Participant shall be paid to such Participant while still employed by the Employer as indicated on the Participant’s Election Form in a single sum on a date that is at least 5 years after the Deferral was credited to the Participant’s Deferral Account.
     4.4 Alternative Payment Forms. Subject to the Company’s consent, a Participant who is employed by the Employer may elect to delay payment or to change the form of payment of his Deferral Account, if all the following conditions are met:
     (i) Such election will not take effect until at least twelve months after the date on which the election is made; and
     (ii) The payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise be made; and
     (iii) Any election for a “specified time (or pursuant to a fixed schedule)” within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than twelve months prior to the date of the first scheduled payment.
To the extent permitted under Section 409A, installment payments shall be treated as a single payment.
     4.5 No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Deferral Account under the Plan shall be permitted.

     4.6 Special Transition Elections.
          (a) Changes in Payment Elections. During 2007 and 2008, a Participant may make an election(s) to receive payment of his Deferral Account without complying with the requirements of Section 4.1; provided, however, that such election(s) shall only be effective:
(i) If made in 2007, it applies only to amounts that would not otherwise be payable in 2007 and does not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; and
(ii) If made in 2008, it applies only to amounts that would not otherwise be payable in 2008 and that does not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
     4.7 Section 409A Violation. If the Plan fails to meet the requirements of Section 409A with respect to a Participant, the Company shall distribute the amount required to be included in such Participant’s gross income as a result of such failure within 60 days of the Company’s determination of such compliance failure.
     4.8 Payment Upon Change in Control. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Section 409A, the balance of the Deferral Account of a Participant under the Plan shall be paid to such Participant within 15 days following a Change in Control.
     4.9 Payment Upon Disability. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Section 409A, the balance of the Deferral Account of a Participant who incurs a Disability shall be paid to such Participant as of the first day of the calendar year quarter following a decision by the Plan Administrator that the Participant has incurred a Disability.
     4.10 Rules. Subject to the provisions of Section 409A, the Plan Administrator may from time to time adopt additional policies or rules governing the manner in which distributions are made from the Plan so that the Plan may be conveniently administered and comply with Section 409A.

ARTICLE V
BENEFICIARIES
     In the event a Participant dies before his interest under the Plan has been distributed to him in full, any remaining interest shall be distributed in a single sum to his Beneficiary who shall be the person designated as his beneficiary on the beneficiary designation form provided by and filed with the Employer or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his surviving spouse. If the Participant does not designate a Beneficiary and has no surviving spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Plan Administrator or its designee. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the Contingent Beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no Contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Plan Administrator before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Plan Administrator and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing. Notwithstanding the foregoing, the six-month delay applicable to Participants under Article IV shall not apply to any Beneficiary.

ARTICLE VII
ADMINISTRATIVE PROVISIONS
     6.1 Administration. The Plan shall be administered in a manner consistent with the requirements of Section 409A, as from time to time amended.
     6.2 Powers and Authorities of the Plan Administrator. The Plan Administrator shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. The Plan Administrator may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder.
     6.3 Claims Review. Any Eligible Employee or Participant, as the case may be, who is eligible for a benefit under the Plan, and does not receive the amount of benefit to which he believes he is entitled, may submit an application therefor to the Plan Administrator requesting such distribution or withdrawal. The Plan Administrator shall accept, reject or modify such request and shall notify the requesting party in writing, setting forth the response of the Plan Administrator and, in the case of a denial or modification, the Plan Administrator shall:
(a)	state the specific reason or reasons for the denial or modification;

(b)	provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c)	provide a description of any additional material or information necessary for the requesting party to perfect the claim and an explanation of why such material or information is necessary; and

(d)	explain the Plan’s claim review procedures as contained herein.

     In the event the request is denied or modified, if the requesting party desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Plan Administrator of the initial decision of the Plan Administrator. As soon as practicable, and in no event later than 120 days following such request for review, the Plan Administrator shall, after providing a full and fair hearing, render its final decision in writing to the requesting party stating specific reasons for such decision.

ARTICLE VII
AMENDMENT AND TERMINATION
     The Company may amend, modify, suspend or terminate (individually or in the aggregate, a “Change”) the Plan for any purpose or extend the Plan to any Affiliate, except that: (i) no Change shall adversely affect the benefit amount that any Participant is receiving, or is eligible to receive, under the Plan, unless an equivalent benefit is otherwise provided under another plan or program sponsored by the Company or an Affiliate; and (ii) no distribution of a Deferral Account subject to the Plan shall occur unless the requirements of Section 409A have been met.

ARTICLE VIII
MISCELLANEOUS
     8.1 Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Plan Administrator may select.
     8.2 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Plan Administrator to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 8.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
     8.3 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by an Employer to continue his employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of an Employer to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

     8.4 Funding. In order to provide a source of payment for its obligations under the Plan, the Company may establish a grantor trust. Subject to the provisions of the trust agreement governing such grantor trust, the obligation of an Employer under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unsecured promise of such Employer to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of an Employer.
     8.5 Controlling Status. No Participant shall be eligible for a benefit under the Plan unless such Participant is a Participant on the date of his retirement, death, or other termination of employment.
     8.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against an Employer, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     8.7 Specified Employees. Notwithstanding anything in the Plan to the contrary, in the event that a Participant is a Specified Employee at the time of his Separation from Service, to the extent his benefit under the Plan constitutes “nonqualified deferred compensation” within the meaning of Section 409A, no Plan benefit shall be paid or begin to be paid to him until the 30-day period commencing after the six-month period following his Separation from Service; provided, however, that if such 30-day period begins in one calendar year and ends in another, such Participant shall have no right to designate the calendar year of payment.
     8.8 Section 409A. Notwithstanding any provision to the contrary in the Plan, nothing shall restrict the Company’s right to amend the Plan, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A, even if such amendments reduce, restrict, or eliminate rights granted thereunder before such amendments. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of deferrals and other credits under the Plan is not warranted or guaranteed. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant’s Deferral Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Deferral Account. Notwithstanding the foregoing, the Company, any Affiliate, or any delegatee shall not be held liable for any taxes, penalties, interest or other monetary amount owed by any Participant, Beneficiary, or other person as a result of the deferral or payment of any amounts under the Plan or as a result of the administration of amounts subject to the Plan.
     8.9 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     8.10 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Texas.

Executed at Houston, Texas this day of December 2008.

COOPER US, INC.
By:
Title:

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